Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of May, 2009 (the “Effective Date”), by and between SMITHKLINE BEECHAM CORPORATION, a GlaxoSmithKline company, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (“GSK”), and BIOVAIL LABORATORIES INTERNATIONAL SRL, a Barbados society with restricted liability (“Biovail”).

RECITALS

WHEREAS, GSK and Biovail are parties to that certain Asset Purchase Agreement, dated as of May 5, 2009 (the “APA”), pursuant to which GSK sold and transferred to Biovail certain assets and liabilities relating to the Product in the Territory (as such terms are defined in the APA);

WHEREAS, GSK is the owner of the trademark WELLBUTRIN XL (the “Licensed Mark”), the corresponding goodwill, and United States Trademark Registration No. 2,826,347, as well as the Product Trade Dress; and

WHEREAS, Biovail desires to obtain a license from GSK, and GSK desires to grant a license to Biovail, to use the Licensed Mark and the Product Trade Dress, in connection with the advertising, promotion, manufacture, offer for sale, sale and distribution of the Product in the Territory.

NOW, THEREFORE, for and in consideration of the premises and the covenants provided herein (including the above recitals that are hereby incorporated herein), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.                                       Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the APA.

2.                                       Grant of License.  During the Term of this Agreement, and subject to the terms and conditions contained herein, GSK grants to Biovail, and Biovail hereby accepts, a nontransferable (except as permitted hereunder), sole and exclusive, royalty-free license (the “License”), to use the Licensed Mark and the Product Trade Dress in connection with the advertising, promotion, manufacture, offer for sale, sale and distribution of the Product solely in the Territory.  Biovail consents and agrees that it shall only use the Licensed Mark in its entirety.  The license granted hereunder shall be personal to Biovail.  Biovail may not sublicense, in whole or in part, any of the rights granted hereunder without the prior written consent of GSK, which consent shall not be unreasonably conditioned, delayed or withheld.  For the avoidance of doubt, without such consent from GSK, Biovail may nonetheless sublicense its rights under this Agreement to its Affiliates and distributors, but only as reasonably necessary to exercise the rights granted to Biovail hereunder.  Any attempted assignment or sublicense by Biovail not permitted under this Agreement shall be void and of no force or effect and shall constitute a material breach of this Agreement.

3.                                       Use of License Mark, Product Trade Dress.  Biovail shall use and shall cause its permitted sublicensees to use the Licensed Mark and the Product Trade Dress only in association with the Product identified in the APA in the Territory.  GSK shall not itself use, or license or otherwise permit any third party to use the Licensed Mark or the Product Trade Dress in the Territory during the term of this Agreement.

4.                                       Quality Control.

(a)                                  Biovail agrees to use the Licensed Mark and the Product Trade Dress only in relation to the Product consistent with GSK’s brand guidelines attached hereto as Exhibit 1 and to not intentionally use the Licensed Mark and the Product Trade Dress in any way that would diminish, tarnish, disparage, or damage the goodwill in and to the Licensed Mark and the Product Trade Dress.  Biovail agrees to use the same level of due care to avoid diminishing, tarnishing, disparaging, or damaging the goodwill of the Licensed Mark and the Product Trade Dress as Biovail would use in connection with its own trademark and trade dress.

(b)                                 Upon reasonable advance written request, Biovail will deliver to GSK, samples of the Product and samples of packaging, advertising and collateral materials that bears the Licensed Mark and the Product Trade Dress for the inspection of GSK.  If GSK reasonably determines that Biovail fails to maintain a consistent level of quality in accordance with the terms of this Agreement, then GSK may request that Biovail take reasonable steps to remedy any such deficiencies and Biovail shall promptly comply with such requests.

(c)                                  Biovail agrees not to authorize any third party to use the Licensed Mark or the Product Trade Dress other than as permitted under this Agreement.  Biovail agrees not to use and shall cause its permitted sublicensees not to use any trade mark confusingly similar to the Licensed Mark or the Product Trade Dress.

(d)                                 Biovail and its permitted sublicensees shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, lease, distribution and advertising of Product bearing the Licensed Mark and/or the Product Trade Dress.

(e)                                  Biovail may not and agrees that neither it nor any of its permitted sublicensees will use the Licensed Mark outside the Territory.

5.                                       Acknowledgment of Ownership Rights.  Biovail hereby expressly acknowledges GSK’s ownership of, and rights in, the Licensed Mark and the Product Trade Dress.   During

the term of this Agreement, Biovail agrees that it will not (and will not assist or authorize any third party to) attack, dispute or contest the validity of GSK’s ownership of the Licensed Mark and the Product Trade Dress.  Biovail further agrees that, in the event it acquires any rights in the Licensed Mark or the Product Trade Dress in the United States or elsewhere in the world (except as provided under Section 6 of this Agreement and other rights granted by this Agreement), at GSK’s request, Biovail shall assign all such rights to GSK, together with all goodwill associated with such rights.

6.                                       Maintenance of Licensed Mark.

(a)                                  GSK shall not take any intentional steps to tarnish, disparage, damage and/or diminish the value of the Licensed Mark or the Product Trade Dress (or the goodwill associated with either of the foregoing) or frustrate or hinder Biovail’s ability to exercise its rights under this Agreement.

(b)                                 GSK shall prepare, file, prosecute and maintain trademark applications and registrations at the United States Patent and Trademark Office for the Licensed Mark.  All costs and expenses (including but not limited to attorneys’ fees and expenses and official fees) of preparing, filing, prosecuting and maintaining the Licensed Mark shall be borne by GSK.

(c)                                  GSK shall not (i) abandon the Licensed Mark; (ii) abandon any application for the Licensed Mark; or (iii) permit any registration issuing therefrom to lapse, expire or be cancelled in the Territory without first notifying Biovail.

(d)                                 If GSK contemplates any of the events in Section 6(c), GSK will use commercially reasonable efforts to provide Biovail with as much prior written notice as is reasonably practicable under the circumstances, but no less than twenty (20) days prior written notice.  Upon receipt of such notice, Biovail shall have the option (at its choice) to (A) continue the prosecution of such applications (and/or maintain such registrations) or pay any required fees in the name of GSK (or its designee) or (B) promptly receive an assignment of such Licensed Mark and the Product Trade Dress from GSK (and all applications and registration for same, along with all associated goodwill).  Biovail shall promptly notify GSK in writing of its election pursuant to the foregoing sentence.  In the event that Biovail elects to receive an assignment of the Licensed Mark and the Product Trade Dress, GSK shall effect such assignment, at its sole cost, within thirty (30) days of receipt of Biovail’s notice of its election.  In such event, GSK agrees, for no additional consideration, to execute such further documents and to do such other acts as may be reasonably necessary and proper to vest full title in, to and under the Licensed Mark and/or the Product Trade Dress in Biovail, and/or may be necessary in the Territory for Biovail to obtain, maintain, renew, issue or enforce such trademark (and related applications and registrations) and trade dress.  In the event of such assignment to Biovail, this Agreement shall expire; provided, however that Section 6(a) shall survive and GSK shall not (and shall not assist or authorize any third party to) attack, dispute or contest the validity of Biovail’s ownership of the Licensed Mark and the Product Trade Dress.

7.                                       Term and Termination.

(a)                                  Term.  The term of this Agreement shall commence on the date hereof and shall continue until expiration pursuant to the last sentence of Section 6(d) above, unless terminated as set forth in subsection (b) or (c) below.

(b)                                 Termination for Non-Use of the Licensed Mark.  In the event Biovail voluntarily ceases to use the Licensed Mark in the Territory, Biovail shall provide prompt written notice to GSK and upon receipt of such notice GSK may terminate this Agreement and the License granted hereunder on written notice to Biovail.  In the event Biovail does not provide such written notice but have voluntarily ceased to use the Licensed Mark in the Territory for a period of {***}†, notice by Biovail shall be deemed to have been given and GSK may terminate this Agreement and the License granted hereunder on written notice to Biovail.

(c)                                  Termination by Biovail.  Biovail may terminate this Agreement at any time on forty-five (45) days’ written notice to GSK.

(d)                                 Effect of Termination.  Upon the termination of this Agreement for any reason, all rights of Biovail to use the Licensed Mark and the Product Trade Dress shall cease.  Further, Biovail shall take appropriate steps to ensure that all use of the Licensed Mark and the Product Trade Dress by Biovail shall cease; provided, however, that Biovail shall be permitted to use the Licensed Mark and the Product Trade Dress until the earlier of (i) the depletion of all Product and associated advertising materials, brochures and the like remaining in its possession (provided that Biovail will use its commercially reasonable efforts to promptly deplete such Products and materials in its possession), and (ii) ninety (90) days following the date on which it receives notice of the termination.

8.                                       Infringement and Defense.

(a)                                  Third-Party Infringement.  GSK and Biovail shall each provide the other with prompt notice of any infringement of the Licensed Mark or the Product Trade Dress by any third party in the Territory of which they become aware.  Biovail, at its sole discretion, shall have the first option, {***}†, to bring, prosecute and settle an enforcement action against such third party for infringement of the Licensed Mark or the Product Trade Dress in the Territory.  GSK shall provide Biovail with any reasonably requested assistance in connection with such proceedings.  Any

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

settlement or award of expenses, damages or judgments, whether direct or indirect, recovered through any proceedings brought by Biovail {***}†.

(b)                                 Third-Party Claims.  Any expenses, damages, or judgments (including attorney’s fees) in connection with claims alleging trademark infringement involving the use by Biovail of the Licensed Mark and the Product Trade Dress other than as permitted under this Agreement shall be the responsibility of GSK.

(c)                                  Action by GSK.  In the event Biovail determines not to prosecute a claim against a third party (as set forth in Section 8(a)), then GSK may elect, at {***}†, to bring and prosecute an action against such a third party for infringement of the Licensed Mark and the Product Trade Dress in the Territory; provided, however, that GSK shall not settle or compromise any such claim or action, nor make any admission, that would have an adverse effect on Biovail’s rights hereunder, without the prior written consent of Biovail, which consent shall not be unreasonably withheld, conditioned or delayed.  Any award of expenses, damages or judgments, whether direct or indirect, recovered through any proceedings brought by GSK {***}†.

9.                                       No Warranties.  Except as specifically stated in the APA regarding the Licensed Mark and the Product Trade Dress, GSK makes no representation or warranty of any kind regarding the Licensed Mark or the Product Trade Dress or Biovail’s use thereof.

10.                                 Indemnification.  Each party (the “Indemnifying Party”) agrees to indemnify, defend, save and hold harmless, and hereby does indemnify, defend, save and hold harmless, the other party and its directors, officers, agents and employees (the “Indemnitees”) from and against any and all liabilities, claims, causes of actions, suits, damages and expenses (including reasonable attorneys’ fees) for which the Indemnitees or any Indemnitee may become liable or may incur or be compelled to pay in any action or claim, for or by

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

reason of the Indemnifying Party’s breach of its applicable obligations and agreements set forth in this Agreement.

11.                                 Entire Agreement.  This Agreement, together with the applicable provisions of the APA, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and cancels any and all previous agreements or understandings, whether written or oral, with respect to the subject matter.  To the extent there are inconsistent provisions in this Agreement and the APA concerning Biovail’s use of the Licensed Mark and/or the Product Trade Dress, this Agreement governs.

12.                                 Governing Law; Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to choice of law principles that would dictate the application of a law of another jurisdiction.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in the United States District Court for the Eastern District of New York; provided, however, that if a court proceeding is brought as a third party action as part of a proceeding in a different venue, either party may initiate such third party action against the other party in such venue.

13.                                 No Agency or Partnership Between GSK and Biovail.  Nothing in this Agreement or any of the transactions, obligations or relationships contemplated hereby shall, in and of itself, constitute GSK or Biovail as the agent, employee, franchisee. or legal representative for the other for any purpose whatsoever, nor shall any party to this Agreement hold itself out as such.  This Agreement does not create and shall not be deemed to create a relationship of partners, joint venturers, associates franchisee/franchisor, or principal-and-agent between Biovail and GSK, and each of the parties acknowledges that each is acting as a principal hereunder.

14.                                 Further Assurances.  From time to time after the Effective Date, GSK and Biovail shall execute and deliver all such additional instruments, licenses and certificates and shall take all such other actions as Biovail or GSK, as the case may be, may reasonably request in connection with the consummation of this Agreement and effecting the intent and purpose hereof.

15.                                 Modifications.  This Agreement may not be modified except by an instrument in writing, signed by an authorized representative of each party.

16.                                 Succession and Assignment.  Except as set forth in Section 2 of this Agreement, this Agreement may not be assigned, and the rights and obligations hereunder may not be licensed, sublicensed, subcontracted or delegated, without the prior written consent of GSK, which shall not be unreasonably withheld, delayed or conditioned.

17.                                 Waiver.  The waiver of any right to which a party is entitled under this Agreement shall not be effective unless in writing and signed by the party against whom the waiver is sought to be enforced, and shall not constitute a waiver of any subsequent right to which the party would otherwise be entitled.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Trademark License Agreement to be executed in their respective corporate names by their officers duly authorized thereto, all as of the Effective Date.

SMITHKLINE BEECHAM CORPORATION D/B/A GLAXOSMITHKLINE		BIOVAIL LABORATORIES INTERNATIONAL SRL

By:	/s/ William J. Mosher	By:	/s/ Michel Chouinard

Printed Name:	William J. Mosher	Printed Name:	Michel Chouinard

Title:	Vice President & Secretary	Title:	Chief Operating Officer

Exhibit 1

TRADEMARK GUIDELINES FOR WELLBUTRIN XL®

A.                                    GIVE PROPER NOTICE OF TRADEMARK RIGHTS

1.                                       Notice Symbols - A proper trademark notice should follow the mark.  Use the “R-in-a-circle” symbol (®) in close proximity to the mark.  Typically, the symbol is in superscript font immediately following the mark.

This should be followed on each page if the topic is different and as often as is practical.

2.                                       Legal Notice:  In any product packaging, advertising material or article, include the following:

WELLBUTRIN XL® is a federally registered trademark of SmithKline Beecham Corporation.

B.                                    USE TRADEMARKS AS ADJECTIVES, FOLLOWED BY THE COMMON DESCRIPTIVE NAME (NOUN) OF THE PRODUCT.

Example:

Wellbutrin XL® tablets

The word “brand,” after a mark and before the generic product name, further guards against improper use.

Examples:

WELLBUTRIN XL® brand medication

C.                                    MAKE TRADEMARKS STAND OUT FROM SURROUNDING TEXT

The trademark should always be used in a manner that will distinguish it from the surrounding text.  Trademarks should be CAPITALIZED, underlined, italicized, placed in “quotation marks,” or depicted in boldface type, whenever they appear in printed or electronic media.

Example:

WELLBUTRIN XL® antidepressant medication

D.                                    NEVER MAKE TRADEMARKS PLURAL OR POSSESSIVE

Since a trademark is not a noun, it should never be used in the plural form.  Instead pluralize the common nouns they describe.

Examples:

Correct:  Two Wellbutrin® tablets

Incorrect:  Two Wellbutrins

E.                                      “AFFIX” TRADEMARKS TO PACKAGING

In order for trademark rights to be created and maintained, a mark must be “affixed” to a specific product so that consumers can see the mark when making their purchasing decisions.  Trademarks are affixed by applying them directly to a product, to containers in which the product is packaged, or to tags or labels attached to the product.  Trademarks also can appear in catalogs and online marketing if the marks are used prominently in association with a picture of the goods and if ordering information is also provided.

F.                                      DO NOT COMBINE THE WELLBUTRIN XL® TRADEMARK WITH OTHER MARKS

The Trademark should stand on its own and should never be combined with or presented in close proximity to the trademark of any other company.  Further, the Trademark should not be used in a manner that might create the impression it is owned by any company other than GSK or that it is related to another mark.

G.                                    DO NOT USE A GSK TRADEMARK IN A MANNER INCONSISTENT WITH ITS BRAND IMAGE

The Trademark represents a unique product identity and is an important symbol of GSK’s goodwill.  Accordingly, all marketing and promotional materials should utilize the relevant Trademark in a manner consistent with the product image.  NEVER use the Trademark in a manner that makes false or unsubstantiated claims, implies immoral or improper conduct or is otherwise disparaging to our company or its products.  Further, take affirmative steps to only present the Trademark in a manner consistent with the product image.

H                                       FAITHFULLY REPRODUCE THE LOGO TO MATCH STANDARDS

Logos must be used consistently, to present a recognizable visual image that consumers can rely on.  Please ensure that all reproductions of any Logos are in correct proportion, of good resolution and, when colors are involved, include all of the correct colors as established by GSK’s Style Guide, which is attached.

I                                            GSK hereby agrees and acknowledges that Biovail’s use of the Licensed Mark on the Product packaging (including, without limitation, the package inserts) in a manner consistent with GSK’s use as of the Effective Date of such Licensed Mark on the Product packaging (including, without limitation, the package inserts) will be deemed to comply with these Trademark Guidelines.